                                                                     Exhibit 4.9

                           INVESTOR RIGHTS AGREEMENT


          THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of July 23, 1999 (the "Effective Date"), by and among NET-TEL COMMUNICATIONS, INC., a Delaware corporation (the "Company") and certain persons and entities listed on the signature page to this Agreement hereto, as such Schedule may be amended to add persons purchasing up to an additional 647 shares of Series B (as defined below) (each a "Purchaser" and collectively, the "Purchasers").

          WHEREAS, the Company has issued to the Purchasers 5,821.47 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock");

          WHEREAS, the Company and the Purchasers desire to enter into this Agreement in order to provide for certain rights and responsibilities as set forth herein; and

          WHEREAS, capitalized terms used in this Agreement shall have the meaning ascribed to them in Section 4 hereof.
                            ---------

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.  RIGHT OF First Refusal; Right of CO-SALE

    1.1   Transfers by Purchasers

          Except as permitted by Section 1.2, f any of the Purchasers desires to accept an offer to buy its Series B Preferred Stock (any such Person a "Selling Person") (except as permitted by Section 1.2), the Selling Person shall deliver a written notice (the "Sale Notice") to the (other) Purchasers, at least ten (10) business days prior to the proposed sale, which such notice shall specify the terms and conditions upon which the proposed sale is intended to be consummated. The (other) Purchasers shall have the option to either exercise a right of first refusal by purchasing such offered Series B Preferred Stock, or to participate in such sale as co-sellers, either way in the manner hereinafter set forth. To exercise either option, any interested Purchaser(s) shall give written notice (the "Participation Notice") of their election to either exercise a right of first refusal, or participate in such sale as co-sellers, to the Selling Person within ten (10) business days after receipt of the Sale Notice. Thereupon, each of the Purchasers shall have the right to either purchase the offered Series B Preferred

          Stock upon the same terms and conditions specified in the Sale Notice pro rata with the other interested Purchasers, or to sell their Series B Preferred Stock to the proposed purchaser upon the same terms and conditions specified in the Sale Notice, pro rata with the Selling Person and all other Purchasers delivering a Participation Notice based upon the then current holdings of equity securities of the Company, on a fully diluted basis, of the Selling Person and all such Purchasers delivering a Participation Notice; provided, however, that
                                                -----------------
          notwithstanding any other provision of this Section 1.1, no Selling Person shall be required to sell to any interested Purchaser(s) exercising a right of first refusal hereunder unless the Selling Person receives timely Participation Notices containing subscriptions for all of the shares of Series B Preferred Stock proposed to be sold pursuant to the Sale Notice in which case the Selling Person and any Purchaser exercising a co-sale right shall sell to the interested Purchaser in accordance with this Section 1.1. In the event a Selling Person receives one or more Participation Notices requesting co-sale, the number of Series B Preferred Stock to be sold by the Selling Person (whether sold pursuant to the Sale Notice or to interested Purchasers pursuant to a Purchase Notice) shall be reduced, pro rata as described above, by the Series B Preferred Stock to be sold by such Purchasers. If any of the Purchasers exercise either such option, it shall bear its pro rata portion of expenses incident to such sale. Failure by the any of the Purchasers to exercise the option within the ten (10) business day period shall be deemed a declination of any right of such Purchaser to participate in such sale, provided that such sale is completed within ninety (90) days of expiration of such ten (10) business day period at a price and on terms and conditions substantially similar to those set forth in the Sale Notice. Failure to meet the foregoing conditions shall require a new Sale Notice and right of first refusal and/or right of co-sale with respect to such sale. Notwithstanding any other provision of this Agreement, no sale may be made to any Person who is not a Purchaser, unless such Person executes a joinder agreement in a form satisfactory to the Company and becomes a "Purchaser" under this Agreement.

     1.2  Excluded Transfers

          Any Purchaser may transfer its Series B Preferred Stock without compliance with Section 1.1, upon at least five (5) business days prior written notice of such transfer to the Company (a) to an Affiliate of such Purchaser or
(b) in the case of a Purchaser who is a lender to the Company or a Subsidiary under a credit facility, to any Person who is an assignee or participant in all or a portion of the loans under such credit facility; provided, that any such
                                                      --------
transferee shall execute a joinder agreement in a form reasonably satisfactory to the Company pursuant to which such transferee becomes a "Purchaser" under this Agreement.

     1.3  Transfers by James F. Kenefick

          If James F. Kenefick or any of his Affiliates (any such person a "Founder") desires to accept an offer to buy any equity securities of the Company which are owned by such Founder (except in a Kenefick Excluded Transfer (as defined below), such Founder shall deliver a Sale Notice to the
Purchasers, at least ten (10) business days prior to the proposed sale, which such notice shall specify the terms and conditions upon which the proposed sale is intended to be consummated. The (other) Purchasers shall have the option to either exercise a right of first refusal by purchasing such offered equity securities, or to participate in such sale as co-sellers, either way in the manner hereinafter set forth. To exercise either option, any interested Purchaser(s) shall give a "Participation Notice" of their election to either exercise a right of first refusal, or participate in such sale as co-sellers, to the transferring Founder within ten (10) business days after receipt of the Sale Notice. Thereupon, each of the Purchasers shall have the right to either purchase the offered equity securities upon the same terms and conditions specified in the Sale Notice, pro rata with the other interested Purchasers, or to sell their Series B Preferred Stock to the proposed purchaser upon the same terms and conditions specified in the Sale Notice, pro rata with the transferring Founder and all other Purchasers delivering a Participation Notice based upon the then current holdings of equity securities of the Company, on a fully diluted basis, of such transferring Founder and all such Purchasers delivering a Participation Notice; provided, however, that notwithstanding any
                                   -----------------
other provision of this Section 1.2, the transferring Founder shall not be required to sell to any interested Purchaser(s) exercising a right of first refusal hereunder unless the transferring Founder receives timely Participation Notices containing subscriptions for all of the shares of Series B Preferred Stock proposed to be sold pursuant to the Sale Notice in which case the Selling Person and any Purchaser exercising a co-sale right shall sell to the interested Purchaser in accordance with this Section 1.1. In the event the transferring Founder receives one or more Participation Notices requesting co-sale, the number of equity securities to be sold by the transferring Founder (whether sold pursuant to the Sale Notice or to interested Purchasers pursuant to a Purchase Notice) shall be reduced, pro rata as described above, by the Series B Preferred Stock to be sold by such Purchasers. If any of the Purchasers exercise either such option, it shall bear its pro rata portion of expenses incident to such sale. Failure by the any of the Purchasers to exercise the option within the ten (10) business day period shall be deemed a declination of any right of such Purchaser to participate in such sale, provided that such sale is completed within ninety (90) days of expiration of such ten (10) business day period at a price and on terms and conditions substantially similar to those set forth in the Sale Notice. Failure to meet the foregoing conditions shall require a new Sale Notice and right of first refusal and/or right of co-sale with respect to such sale. For purposes of this Section 1.3, a "Kenefick Excluded Transfer" means a transfer of equity securities (a) pursuant to the applicable laws of descent and distribution, (b) to or among Mr. Kenefick's family group (which shall include his parents, siblings, spouse, descendants, whether natural or adopted, and any trust established or maintained for the benefit of any of the foregoing), or (c) made as a charitable contribution; provided, however, that any such transferee described in clause (a) or (b) shall execute a joinder agreement in a form satisfactory to the Company agreeing to be bound by the provisions of this Section 1.3 as a "Founder".

2.   ADDITIONAL COVENANTS OF THE COMPANY

     From and after the date hereof, the Company hereby covenants and agrees with the Purchasers as follows:

     2.1. Books and Records.

          The Company shall, and shall cause its Subsidiaries to, keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with generally accepted accounting principles consistently applied and in accordance with all applicable laws, rules, and regulations, reflecting all financial and other transactions of the Company and its Subsidiaries normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Company and its Subsidiaries.

     2.2. Access and Examination Rights.

          Upon the reasonable request of the Purchasers, the Company shall permit the Purchasers and any agents or representatives of the Purchasers to visit and inspect the properties of the Company and its Subsidiaries, to examine and make abstracts from any of the books and records of the Company and its Subsidiaries (including agreements, licenses, and similar documents) at any reasonable time and as often as the Purchasers or such agents or representatives may reasonably request, and to discuss the business, operations, prospects, Assets and condition (financial or otherwise) of the Company and its Subsidiaries with any of the officers, directors, employees, agents, or representatives of the Company and its Subsidiaries; provided, however, that
                                                     --------  -------
such rights of access and examination shall be subject to such security, confidentiality and safety rules and regulations as the Company and its Subsidiaries may have in effect from time to time that are applicable to all visitors to its facilities and to applicable Laws, including those applying to classified material and facilities.

     2.3. Financial and Business Information.

          The Company shall furnish to the Purchasers:

          (a) as soon as available and in any event within one hundred twenty
(120) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income, stockholders' equity, and changes in financial condition for such fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants of recognized national standing as presenting fairly the financial position of the Company and approved by the Board of Directors, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the figures for such period set forth in the operating plan and budget delivered by the Company;

          (b) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year) in the case of quarterly statements and within thirty (30) days after the close of each month of each fiscal year in the case of monthly statements, a copy of the unaudited balance sheet of the Company as of the end of such quarter or month and the related unaudited statements of income, stockholders' equity, and changes in financial condition of the Company for the periods commencing at the end of the previous quarter or month and ending at the end of such quarter or month and commencing at the beginning of the fiscal year and ending at the end of such quarter or month, in each case including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and, with respect to monthly statements only, the figures for such period set forth in the operating plan and budget delivered by the Company; and

          (c) promptly after the sending or filing thereof, copies of all financial statements and reports that the Company sends to its stockholders or any third party lender of the Company (including, without limitation, any financial statements and reports sent to a lender under the Senior Secured Credit Facility.

     2.4. Observer.

          Any Purchaser holding at least 2,000 shares of Series B Preferred Stock, and so long as such Purchaser continues to beneficially own at least 2,000 of Series B Preferred Stock or Common Stock, may designate one person to serve as an observer (an "Observer"). Except in cases where attendance at meetings or receipt of information would cause the attorney-client privilege between the Company and its counsel to be adversely affected or in cases in which the Board of Directors is considering a contract between the Company and one or more of the Purchasers or one of their Affiliates or in which the Purchasers or one of their Affiliates has a financial interest, an Observer shall be entitled (i) to receive the same notice in respect of all meetings (both regular and special) of the Board of Directors and each committee thereof as required to be furnished to members of the Board of Directors of such committee by law or by the certificate of incorporation or the bylaws of the Company, (ii) to attend all meetings of the Board of Directors and each committee thereof, and (iii) to receive all information and reports which are furnished to members of the Board of Directors and each committee thereof (including the Audit Committee and Compensation Committee) at the time so furnished. An Observer may share any information gained from presence at such meetings with the Purchaser that designated such Observer and such Purchaser's employees, officers, directors, attorneys and advisors (collectively, the "Purchaser's Representatives") solely on a need-to-know basis, but such information shall otherwise be kept confidential by the Observer, Purchaser and Purchaser's Representatives to the same extent that financial information or other confidential information with regard to the Company is required to be kept confidential in accordance with Section 3.1.
                                -----------

     2.5.  Reserve for Conversion Shares.
           -----------------------------

       The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series B Preferred Stock and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series B Preferred Stock from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series B Preferred Stock or otherwise to comply with the terms of this Agreement, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock.


     2.6. Rule 144A Information.  The Company shall, at all times during
          ---------------------
          which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, provide in writing, upon the written request of the Purchasers or a prospective buyer of the Series B Preferred Stock or shares of Common Stock issued upon conversion of the Series B Preferred Stock from the Purchasers, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Securities Exchange Commission under the Securities Act ("Rule 144A Information"). The Company's obligations under this Section 2.6 shall
                                                              -----------
          at all times be contingent upon the Purchasers obtaining from the prospective buyer of Series B Preferred Stock or shares of Common Stock issued upon conversion of the Series B Preferred Stock a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such buyer in evaluating the purchase of any Series B Preferred Stock or of Common Stock issued upon conversion of the Series B Preferred Stock, and the Requesting Purchaser agrees that it may be held strictly liable and fully responsible for any damages suffered by the Company as a result of a disclosure of the Rule 144 Information by any such person.

          2.7   Restricted Corporate Actions.  The Company will not, without
                ----------------------------
                the vote or written approval of the holders of 66 2/3% of the outstanding Series B Preferred Stock, take any of the following actions:

          1. engage in any business outside the Telecommunications Business . For purposes of this Section 2.7 and as otherwise used in this Agreement, "Telecommunications Business" shall mean the business of (i) transmitting, or providing services relating to the transmission of , voice, data or video through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in, or performing, developing or marketing services related to, a telecommunications business, or
                (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those referred to in clauses (i) or (ii) above;
          2. make any loans to any employees, officers or directors of the Company in the ordinary course of business that exceed $1,000,000 in aggregate amount at any time outstanding, other than commission advances and travel or miscellaneous cash advances in the ordinary course of business and loans to employees seeking to exercise stock options issued pursuant to any of the Plans, the proceeds of which are used to exercise such options; or

          3. enter into any business arrangement or agreement (other than a stock option, stock purchase or similar agreement with respect to Employee Stock) with any officer, director or affiliate of the Company on terms less favorable to the Company than an arms-length transaction.
          4. Enter into any registration rights agreement granting registration rights to any person which are senior in any respect to the registration rights of the holders of the Series B Preferred Stock.

3.   COVENANTS OF THE PURCHASERS.

     3.1. Confidentiality.

          Purchasers will, and will cause their Affiliates, Observers and Purchaser's Representatives to, treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential

          Information except in connection with this Agreement, and following the disposition by Purchaser of its Series B Preferred Stock, deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments of the Confidential Information which are in its possession; provided that nothing herein shall
                                       ---------
          prevent any Purchaser from disclosing such information (a) to any other Purchaser, (b) upon the order of any court or administrative agency, (c) which has been publicly disclosed, (d) in connection with any litigation to which such Purchaser may be a party, (e) to the extent reasonably required in connection with the exercise of any right or remedy under the Loan Documents, (f) to such Purchaser's legal counsel and independent auditors, and (g) to any actual or proposed Transferee all or part of its Series B stock, so long as such actual or proposed Transferee agrees to be bound by the provisions of this Section 3.1.
               ------------

4.   RESTRICTIONS ON TRANSFER
     ------------------------

     4.1. The Series B Preferred Stock may only be transferred in accordance with applicable securities laws and Section 1 of this Agreement. The Company may, as a condition to any such transfer, require an opinion of counsel from counsel to any such transferor, that such transfer has been made in accordance with applicable securities laws. Each of the Purchasers acknowledges and agrees that the stock certificate(s) evidencing the Series B Preferred Stock shall contain a legend regarding the transfer restrictions set forth in this Agreement.

5.   DEFINITIONS

     Capitalized terms used in this Agreement shall have the meaning ascribed to them as follows:

          "Affiliate(s)" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

          "Agreement" has the meaning set forth in the Preamble to this Agreement.

          "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

          "Board of Directors" means the board of directors of the Company.

          "Common Stock" means the Company's common stock, par value $.0001 per share.

          "Company" has the meaning set forth in the Preamble to this Agreement.

          "Confidential Information" means the Company's confidential and proprietary information, in written, oral or other tangible or intangible forms, including, but is not limited to, financial or furnished to a Purchaser whether other information regarding the business plans and strategies, including, without limitation, ideas, strategies, memorandums, know-how, data, reports, interpretations, financial statements and forecasts, together with all notes, analyses, compilations, studies, interpretations or other documents prepared by the Purchaser or its agents or representatives which contain, reflect or are based upon, in whole or in part, the information furnished by the Company .

          "Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

          "Employee Stock" has the meaning set forth in Section 7(e)(i)(2) of the Series B Certificate.

          "Participation Notice" has the meaning set forth in Section 1.
                                                              ---------

          "Person" or "person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

          "Purchase Agreement" means that certain Securities Purchase Agreement dated as of the Effective Date by and between the Company, Gold & Appel Transfer, S.A. and Nortel Networks Inc.

          "Purchasers" has the meaning set forth in the Preamble to this Agreement.

          "Sale Notice" has the meaning set forth in Section 1.
                                                     ---------

          "Senior Secured Credit Facility" means a credit facility with a third party lender(s) which permits the Company to borrow up to at least $50 million dollars, and pursuant to which such lender(s) are granted a first priority perfected security interest in Assets of the Company as security for the repayment of such borrowings.

          "Series B Certificate" means the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware, as amended from time to time.

          "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $0.0001 per share.

          "Selling Person" has the meaning set forth in Section 1.
                                                        ---------

          "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

6.   MISCELLANEOUS

     6.1. Assignment.

          Except as expressly contemplated elsewhere in this Agreement no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, unless the other party consents in writing. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.

     6.2. Entire Agreement; Amendment.

          This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may not be amended without the written consent of the Company and the Purchasers holding sixty-six and two-thirds percent (66 2/3%) of the Series B Preferred Stock.

     6.3. Waiver.

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     6.4. No Third Party Beneficiaries.

          It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.5. Binding Effect.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.6. Governing Law.

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

     6.7. Notices.

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, facsimile transmission or telex, addressed as follows:

          (a) If to the Purchasers, to the address and numbers set forth next to the name of each Purchaser on Schedule 1 of the Purchase Agreement.
                              ----------

          (b)  If to the Company:

          NET-tel Communications, Inc.
          1023 31st Street, N.W.
          Washington, D.C.  20007
          Attention:  Craig Bandes
          Senior      Vice President
          Tel:  (202) 295-6600
          Fax:  (202) 965-4154

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed transmitted, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     6.8. Execution in Counterparts.

          To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     6.9. Termination.

          This Agreement shall terminate in its entirety and be of no further force and effect upon the occurrence of a "Qualified Offering" (as defined in Section 8 (a) of the Series B Certificate or a "Sale" (as defined in Section 5(b) of the Series B Certificate.

     6.10. Additional Purchaser(s).

           In the event of a Subsequent Issuance (as defined in the Purchase Agreement), any purchaser of Series B Preferred Stock shall be deemed to be a "Purchaser" under this Agreement and shall execute a joinder agreement in a form which is satisfactory to the Company or become a signatory to this Agreement.


             [The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned have duly executed this Investor Rights Agreement, or have caused this Investor Rights Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                    COMPANY:

                                    NET-TEL COMMUNICATIONS, INC.


                                    By: /s/ James F. Kenefick
                                        ---------------------------
                                    Name:   James F. Kenefick
                                         --------------------------
                                    Title:  President
                                          -------------------------


                                    PURCHASERS:

                                    GOLD & APPEL TRANSFER, S.A.


                                    By: /s/ Walt Anderson
                                        ----------------------------
                                    Name:  Walt Anderson
                                         ---------------------------
                                    Title: Power of Attorney in Fact
                                           -------------------------

                                    WILLIAMS COMMUNICATIONS, INC.

                                    By: /s/ James W. Dutton
                                        ----------------------------
                                    Name:  James W. Dutton
                                          --------------------------
                                    Title: Vice President
                                           -------------------------

ALLIED CAPITAL CORPORATION          NORTEL NETWORKS INC.

By: /s/ Thomas H. Aiken             By: /s/ Jay R. Prestipino
    -----------------------             -----------------------------
Name: Tom Aiken                     Name: Jay R. Prestipino
      ---------------------              ----------------------------
Title: Associate                    Title: Director, Customer Finance
       --------------------                --------------------------
Dated: August 2, 1999

          The undersigned agrees to be bound by Section 1.3 of this Agreement.

          /s/ James F. Kenefick
          ----------------------------
          James F. Kenefick



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